EXHIBIT 10y

CONFORMED COPY

Dated 5 August, 2005

SINGLE CURRENCY TERM FACILITY AGREEMENT

$2,500,000,000

FACILITY AGREEMENT

between

BMS OMEGA BERMUDA HOLDINGS FINANCE LTD.

arranged by

BNP PARIBAS

and

THE ROYAL BANK OF SCOTLAND plc

with

THE ROYAL BANK OF SCOTLAND plc

acting as Agent

Counsel to the Lenders [Missing Graphic Reference] 5 Old Broad Street London EC2N 1DW	Counsel to the Borrower Slaughter & May One Bunhill Row London EC1Y 8YY

E-10-1

(i)

33.	REMEDIES AND WAIVERS	78

34.	AMENDMENTS AND WAIVERS	78

35.	COUNTERPARTS	79

36.	CONFIDENTIALITY	79

37.	GOVERNING LAW	80

38.	ENFORCEMENT	80

(ii)

THIS AGREEMENT is dated 5 August, 2005 and made between:

(1)	BMS OMEGA BERMUDA HOLDINGS FINANCE LTD., a company incorporated under the laws of Bermuda whose registered office is at Chancery Hall, 52 Reid Street, Hamilton HM12, Bermuda (the “Borrower”);

(2)	THE ENTITIES listed in Part 1 of Schedule 1 as original guarantors the “Original Guarantors”);

(3)	BNP PARIBAS and THE ROYAL BANK OF SCOTLAND plc as mandated lead arrangers and exclusive bookrunners (the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 as lenders (the “Original Lenders”); and

(5)	THE ROYAL BANK OF SCOTLAND plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formula).

“Additional Guarantor” means a Person which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Affected Lender” has the meaning given to it in Clause 10.2 (Market disruption).

“Affiliate” means, when used in respect of a specified Person, another Person that directly or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Availability Period” means the Tranche A Availability Period or the Tranche B Availability Period as the context requires.

“Available Commitment” means, in relation to a Tranche and a Lender, such Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Tranche, the aggregate for the time being of each Lender’s Available Commitment in respect of such Tranche.

“BMS Group” means the Parent Guarantor and its Subsidiaries from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means either the board of directors of an Obligor or any duly authorised committee thereof or any committee of officers of such Obligor acting pursuant to authority granted by the board of directors of such Obligor or any committee of such board.

“Borrowing Proceeds” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Margin) which a Lender would have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the total sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery (or on the date of receipt if the Lender had notice that it would receive such sum on that day) and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for general business in Bermuda, London, and New York City.

“Capital Lease Obligations” means, in relation to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with GAAP.

“Change in Control” is deemed to have occurred upon the occurrence of either of the following events:

(a)	any Person or group of Persons (other than (i) the Parent Guarantor, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of the Parent Guarantor or a Subsidiary or any trustee or fiduciary with respect to such a plan when acting in that capacity or any trust related to any such plan)

shall have acquired beneficial ownership of shares representing more than 20% of the combined voting power represented by the outstanding Voting Stock of the Borrower or a Guarantor; or

(b)	during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Parent Guarantor (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Parent Guarantor.

“Closing Date” means the date on which the Agent notifies the Borrower and the Lenders pursuant to Clause 4.1 (Initial conditions precedent) that it has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent).

“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the context requires.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means any information relating to the Borrower, the Guarantors, the BMS Group, and the Facility including, without limitation, the Information Memorandum, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this Agreement or (b) is known before the date the information is disclosed or is lawfully obtained after that date, other than from a source which is connected with the Lenders or the BMS Group and which, in either case, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Consolidated Capitalisation” has the meaning given to it in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants).

“Consolidated Net Indebtedness” has the meaning given to it in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants).

“Consolidated Net Tangible Assets” means, with respect to the Parent Guarantor, the total amount of its assets (less applicable reserves and other properly deductible items) after deducting:

(a)	all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined); and

(b)	all goodwill, tradenames, trademarks, patents, unamortised debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Parent Guarantor and its consolidated Subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Control” means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall be construed accordingly.

“Debt” means:

(a)	all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;

(b)	all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and

(c)	all rental obligations as lessee under leases which shall have been or should be recorded as Capital Lease Obligations.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Finance Subsidiary” means Bristol-Myers Squibb Sigma Finance Limited, a company incorporated under the laws of Bermuda whose registered office is at Chancery Hall, 52 Reid Street, Hamilton HM12, Bermuda, and any other Finance Subsidiary which has become an Additional Guarantor.

“Disposal” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Disposal Proceeds” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental and Safety Laws” means any and all applicable current and future treaties, laws (including without limitation common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, written notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any Hazardous Substance or contaminant, to preservation or reclamation of natural resources or to the management, release or threatened release of any Hazardous Substance, contaminant, or noxious odour, including without limitation the following laws of the United States of America: the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

“ERISA” means Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Guarantor, is treated as a single employer under Section 414 of the Code.

“ERISA Termination Event” means (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Parent Guarantor or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of the Parent Guarantor or any ERISA Affiliate of the Parent Guarantor from a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Exchange Act” means Securities Exchange Act of 1934 of the United States, as amended.

“Excluded Debt” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Excluded Disposal Proceeds” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Excluded Insurance Proceeds” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Borrower in writing.

“Finance Party” means the Agent, an Arranger or a Lender.

“Finance Subsidiary” means a wholly owned subsidiary of the Borrower which is engaged solely in the business of financing or facilitating the financing of members of the BMS Group and activities reasonably incidental thereto.

“Funded Debt” means Debt of the Parent Guarantor or a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation and Debt classified as long-term debt under GAAP and, in the case of the Funded Debt of the Parent Guarantor, ranking at least pari passu with its obligations under this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of any nation, including, but not limited to, the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Hazardous Substances” means any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, including, without limitation, polychlorinated biphenyls (“PCBs”), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

“Increased Costs” has the meaning given to it in Clause 13.1 (Increased costs).

“Indenture” means the Indenture dated as of June 1, 1993 between the Parent Guarantor and JPMorgan Chase Bank N.A., as successor to The Chase Manhattan Bank (National Association), as Trustee, as amended, supplemented or otherwise modified from time to time.

“Information Memorandum” means the document in the form approved by the Borrower concerning the BMS Group and the NL Holdco Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arrangers to selected financial institutions before the date of this Agreement.

“Insurance Proceeds” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Loan.

“Lien” means any mortgage, lien, pledge, encumbrance, charge or security interest.

“LMA” means the Loan Market Association.

“Loan” means a Tranche A Loan or a Tranche B Loan as the context requires.

“Lux Holdco” means Bristol-Myers Squibb Luxembourg S.à.R.L.

“Lux Holdco Note” means the Euro denominated senior note due November 7, 2014, the form, substance, terms and conditions of which are set forth in the Lux Holdco Note Agreement.

“Lux Holdco Note Agreement” means the Note Agreement dated as of November 8, 2002 as amended on 28 March 2003, between Lux Holdco and Bristol-Myers Squibb Cayman Ltd.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate 66 2/3% or more of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means, at any time, the rate set out opposite the then applicable Ratings listed in the table below, as determined subject to paragraphs (a) to (d) below:

Ratings (Moody’s / S&P)	Margin (per cent. per annum)
A2 / A or higher	0.25
A3 / A -	0.30
Baa1 / BBB+ or lower	0.35

(a)	If the Ratings Agencies do not provide equivalent Ratings, only the highest Rating will be used to calculate the Margin.

(b)	If only one Rating Agency provides a Rating, that Rating will be used to calculate the Margin.

(c)	If an Event of Default has occurred and is continuing or no Ratings are available, the Margin will be 0.35 per cent. per annum.

(d)	Any change in the Margin shall take effect in relation to any Loan made or any Interest Period commencing on or after the date falling one Business Day after the relevant change in the Ratings, provided that if such change in a Rating occurs on the first day of an Interest Period, the corresponding change in the Margin shall be effective as of that date.

“Margin Regulations” means Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Market Disruption Event” has the meaning given to it in Clause 10.2 (Market disruption).

“Material Adverse Effect” means a material adverse effect on the business, operations, properties or financial condition of the BMS Group taken as a whole or, where the context so requires, a material adverse effect on the business, operations, properties or financial condition of the NL Holdco Group taken as a whole.

“Material Asset” means

(a)	any manufacturing facility, or portion thereof, owned or leased by the Parent Guarantor or any Subsidiary which, in the opinion of the Board of Directors of the Parent Guarantor, is of material importance to the business of the Parent Guarantor and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets; and

(b)	any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility.

As used in this definition “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

“Maturity” means, when used in respect of any Security, the date on which the principal of such Security becomes due and payable as provided therein or in the Indenture, whether on a date fixed for such repayment pursuant to such Security, at the date specified in such Security as the fixed date on which the principal of such Security or such instalment of principal or interest is due and payable thereof or by declaration of acceleration, call for redemption or otherwise.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules (a), (b) and (c) will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“NL Holdco Cash Flow” has the meaning given to it in Clause 20.1 (Primary Guarantor Financial Covenants).

“NL Holdco Group” means the Primary Guarantor and its subsidiaries from time to time.

“NL Holdco Group Net Indebtedness” has the meaning given to it in Clause 20.1 (Primary Guarantor Financial Covenants).

“NL Holdco Group New Indebtedness” has the meaning given to it in Clause 20.1 (Primary Guarantor Financial Covenants).

“NL Holdco Intercompany Indebtedness” has the meaning given to it in Clause 20.1 (Primary Guarantor Financial Covenants).

“Obligor” means the Borrower or a Guarantor.

“Original Issue Discount Security” means (i) any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, and (ii) any other Security deemed to be an Original Issue Discount Security for United States Federal income tax purposes.

“Original Obligor” means the Borrower or an Original Guarantor.

“Parent Guarantor” means Bristol-Myers Squibb Company, a Delaware corporation whose registered office is at CT Corporation, 1209 Orange Street, Wilmington, DE, U.S.A..

“Parent Guarantor Quarter Date” has the meaning given to it in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA), subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Parent Guarantor or any ERISA Affiliate.

“Prepayment Percentage” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Prepayment Threshold” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Primary Guarantor” means BMS Pharmaceuticals Netherlands Holdings B.V., a company incorporated under the laws of the Netherlands whose registered office is at Vijzelmolenlaan 9, 3447 GX, Woerden, The Netherlands.

“Primary Guarantor Quarter Date” has the meaning given to it in Clause 20.1 (Primary Guarantor Financial Covenants).

“Protected Party” has the meaning given to it in Clause 12.1 (Tax Definitions).

“Qualifying NL Holdco Notes” means unsubordinated indebtedness owed by the Primary Guarantor to the Borrower or a Designated Finance Subsidiary.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Agencies” means Moody’s and S&P.

“Ratings” means the ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Parent Guarantor.

“Reference Banks” means the principal London offices of BNP Paribas, The Royal Bank of Scotland plc and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Regulation FD” means Regulation FD promulgated by the SEC.

“Relevant Interbank Market” means the London interbank market.

“Repayment Date” means the Tranche A Repayment Date or the Tranche B Repayment Date as the context requires.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Organisation; Powers), 18.2 (Authorisations), 18.3 (Enforceability), 18.4 (Governmental Approvals), 18.8 (Federal Reserve Regulations) and 18.14 (Investment and Holding Company Status).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of such Person or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of such Person.

“Restricted Property” means:

(a)	any manufacturing facility, or portion thereof, owned or leased by the Parent Guarantor or any Subsidiary and located within the continental United States of America which, in the opinion of the Board of Directors of the Parent Guarantor, is of material importance to the business of the Parent Guarantor and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets; and

(b)	any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility.

As used in this definition “manufacturing facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

“S&P” means Standard & Poor’s Ratings Group or any successor thereto.

“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which the Parent Guarantor or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by the Parent Guarantor or the Subsidiary to such Person, other than:

(a)	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(b)	leases between the Parent Guarantor and a Subsidiary or between Subsidiaries;

(c)	leases of Restricted Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and

(d)	arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954 of the United States.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify a reasonable alternative page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission of the United States.

“Security” shall mean any note, bond, debenture, or any other evidences of indebtedness, of any series authenticated and delivered from time to time under the Indenture. “Securities” shall be construed accordingly.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Share Issue” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Share Issue Proceeds” has the meaning given to it in Clause 7.5 (Mandatory Prepayment).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“subsidiary” means with respect to any Person (the “parent”) at any date:

(a)	for the purposes of Clauses 21.8 (Encumbrances on Restricted Properties securing debt) and 21.9 (Limitation on Sale and Leaseback Transactions) only, any Person, the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent of such Person; and

(b)	for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means a subsidiary of the Parent Guarantor.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 12.1 (Tax Definitions).

“Tax Deduction” has the meaning given to it in Clause 12.1 (Tax Definitions).

“Tax Payment” has the meaning given to it in Clause 12.1 (Tax Definitions).

“Third Parties Act” has the meaning given to it in Clause 1.3 (Third party rights).

“Total Commitments” means the aggregate of the Tranche A Total Commitments and the Tranche B Total Commitments, being $2,500,000,000 at the date of this Agreement.

“Total Net Indebtedness of the Borrower and the Designated Finance Subsidiaries” has the meaning given to it in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants).

“Tranche” means Tranche A or Tranche B, as the context requires.

“Tranche A” means a $2,000,000,000 tranche of the Facility.

“Tranche A Availability Period” means the period from and including the date of this Agreement to and including the date falling 90 days after the date of this Agreement.

“Tranche A Available Commitment” means, in relation to a Lender, such Lender’s Available Commitment with respect to Tranche A.

“Tranche A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche A Loan” means a Loan made under Tranche A or the principal amount outstanding for the time being of that Loan.

“Tranche A Repayment Date” means the date falling on the fifth anniversary of the date of this Agreement.

“Tranche A Total Commitments” means the aggregate for the time being of the Lenders’ Tranche A Commitments, being $2,000,000,000 at the date of this Agreement.

“Tranche B” means a $500,000,000 tranche of the Facility.

“Tranche B Availability Period” means the period from and including the date of this Agreement to and including 31 December 2005.

“Tranche B Available Commitment” means, in relation to a Lender, such Lender’s Available Commitment with respect to Tranche B.

“Tranche B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Tranche B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Tranche B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Tranche B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche B Loan” means a Loan made under Tranche B or the principal amount outstanding for the time being of that Loan.

“Tranche B Repayment Date” means the date falling on the second anniversary of the date of this Agreement.

“Tranche B Total Commitments” means the aggregate for the time being of the Lenders’ Tranche B Commitments, being $500,000,000 at the date of this Agreement.

“Transactions” means the execution and delivery by each Obligor of the Finance Documents to which it is a party, the performance by each Obligor of the Finance Documents to which it is a party, the borrowing of the Loans and the use and proceeds thereof.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).

“Value” means with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date on which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted by the weighted average interest rate on the Securities of all series (including the effective interest rate on any Original Issue Discount Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction and have the benefit of Section 1007 of the Indenture under which the Securities are issued.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 or any regulations promulgated thereunder or any Tax of a similar nature.

“Voting Stock” means, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, an “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “regulation” includes any regulation, rule or official directive request or guideline (whether or not having the force of law but, if not having the force of law, being of a type which any person to which it applies is expected or required to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other similar authority or organisation;

(vi)	a provision of law is a reference to that provision as amended or re-enacted; and

(vii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a Dollar term loan facility divided into:

(a)	Tranche A which is available during the Tranche A Availability Period in an aggregate amount equal to the Tranche A Total Commitments; and

(b)	Tranche B which is available during the Tranche B Availability Period in an aggregate amount equal to the Tranche B Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the BMS Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent acting reasonably. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date no Default is continuing or will result from the proposed Loan; and

(b)	in the case of any Utilisation, on the date of the Utilisation Request, the representations set out in Clauses 18.1 (Organisation; Powers), 18.2 (Authorisations), 18.3 (Enforceability), 18.4 (Governmental Approvals), 18.5(a) (Financial Statements), 18.7 (No filing or stamp taxes), 18.8 (Federal Reserve Regulations), 18.9 (Use of Proceeds), 18.10 (Taxes), 18.13 (Properties), 18.14 (Investment and Holding Company Status), 18.15 (Ownership and Status of Designated Finance Subsidiaries), 18.16 (Pari Passu Ranking) and 18.17 (Ranking of Qualifying NL Holdco Notes) are true in all material respects (or, in the case of a representation which is already qualified as to materiality, it is true in all respects).

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided if, as a result of the proposed division, more than five Loans would be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period for the Tranche under which the Utilisation is to be made;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Utilisation is in respect of either Tranche A or Tranche B so that each Utilisation Request and Utilisation may only be in respect of a single Tranche; and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of $10,000,000 and an integral multiple of $1,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Cancellation following Availability Period

(a)	At 5 p.m. on the last day of the Tranche A Availability Period, the Tranche A Available Commitment of each Lender shall be cancelled and reduced to zero.

(b)	At 5 p.m. on the last day of the Tranche B Availability Period, the Tranche B Available Commitment of each Lender shall be cancelled and reduced to zero.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall, on the relevant Repayment Date, repay:

(a)	all Tranche A Loans in full, together with all unpaid interest accrued thereon; and

(b)	all Tranche B Loans in full, together with all unpaid interest accrued thereon.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan that Lender shall promptly notify the Agent upon becoming aware of that event. Following such notification having been given, that Lender may require either or both of the following:

(i)	the Tranche A Commitment and Tranche B Commitment of that Lender be immediately cancelled; or

(ii)	the Borrower repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)	If a Lender requires repayment in accordance with Clause 7.1(a)(ii) above, the Borrower shall elect to either:

(i)	repay that Lender’s participation in accordance with the terms set out in that Clause; or

(ii)	replace that Lender in accordance with paragraph (b) of Clause 7.4 (Right of repayment and cancellation in relation to a single Lender) on or before the date for repayment under Clause 7.1(a)(ii) in relation to each Loan.

(c)	If it becomes unlawful in any applicable jurisdiction for the Borrower to perform any of its material obligations as contemplated by this Agreement:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(ii)	the Borrower shall repay each Loan made to it on the last day of the Interest Period for that Loan occurring after the Agent has notified the Lenders or, if earlier, the last day of any applicable grace period permitted by law.

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being a minimum amount of $5,000,000) of the Available Facility in respect of Tranche A or Tranche B as specified in such notice. Any cancellation under this Clause 7.2 shall reduce the Tranche A Commitment or Tranche B Commitment of the Lenders rateably.

7.3	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000).

(b)	A Loan may be prepaid before the last day of the relevant Tranche’s Availability Period if at the same time the Commitments of the Lenders are cancelled in the same or a greater amount but otherwise a Loan may only be prepaid after the last day of the relevant Tranche’s Availability Period.

7.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable or which will become payable on the next date on which the Borrower is obliged to pay an amount of interest pursuant to Clause 8.2 (Payment of interest) to any Lender by an Obligor is or will be required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	the Borrower receives a notice from the Agent under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formula),

the Borrower may, while (in the case of paragraph (i) above) the circumstance giving rise to such increase continues, (in the case of paragraph (ii) above) at any time after the receipt of the notice, or (in the case of paragraph (iii) above) if that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Tranche A Commitment and Tranche B Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	The Borrower may, in the circumstances set out in paragraph (a) above or pursuant to paragraph (b) of Clause 7.1 (Illegality), replace an Existing Lender (as defined in Clause 23 (Changes to the Lenders)) with one or more other Lenders (which need not be Existing Lenders) which have agreed to purchase all or part of the Commitment and Loans of that Existing Lender pursuant to an assignment or transfer in accordance with the provisions of Clause 23, on condition that:

(i)	each assignment or transfer under this paragraph (b) shall be arranged by the Borrower (with such reasonable assistance from the Existing Lender as the Borrower may reasonably request); and

(ii)	no Existing Lender shall be obliged to make any assignment or transfer pursuant to this paragraph (b) unless and until it has received payment from the New Lender (as defined in Clause 23 (Changes to the Lenders) or New Lenders in an aggregate amount equal to the outstanding principal amount of the Loans owing to the Existing Lender, together with accrued and unpaid interest and fees (including, without limitation, any Break Costs to the date of payment) and all other amounts payable to the Existing Lender under this Agreement.

(c)	On receipt of a notice from the Borrower referred to in paragraph (a) above, the Tranche A Commitment and Tranche B Commitment of that Lender shall immediately be cancelled and reduced to zero.

(d)	Unless the Borrower has replaced an Existing Lender in accordance with paragraph (b) above, on the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in all outstanding Loans.

(e)	Paragraphs (a) and (b) do not in any way limit the obligations of any Finance Party under Clause 15.1 (Mitigation)

7.5	Mandatory Prepayment

(a)	The Borrower shall prepay Loans at the times contemplated by paragraph (b) in an amount equal to:

(i)	any Borrowing Proceeds;

(ii)	the Prepayment Percentage of any Disposal Proceeds;

(iii)	the Prepayment Percentage of any Insurance Proceeds; and

(iv)	the Prepayment Percentage of any Share Issue Proceeds.

(b)	A prepayment made under paragraph (a) shall be applied in prepayment of Loans within ten Business Days of receipt of Borrowing Proceeds, Disposal Proceeds, Insurance Proceeds, or Share Issue Proceeds (as the case may be), except that no such prepayment shall be required with respect to Disposal Proceeds or Insurance Proceeds expected to be Excluded Disposal Proceeds or Excluded Insurance Proceeds until 10 Business Days after the applicable 12 month period (or such longer period) referred to in the definition thereof. A prepayment under paragraph (a) shall prepay the Loans in amounts which will reduce each of the Tranche A Loans and each of the Tranche B Loans by the same proportion.

For the purposes of this Clause 7.5:

“Borrowing Proceeds” means the cash proceeds of any Debt other than Excluded Debt received by the Borrower or any member of the NL Holdco Group after the Closing Date after deducting any reasonable expenses in relation to that Debt which are incurred by the Borrower or such member of the NL Holdco Group.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by the Borrower or any member of the NL Holdco Group of any Material Assets to any Person other than a member of the NL Holdco Group (whether by a voluntary or involuntary single transaction or series of transactions) but excluding sales in the ordinary course of the business.

“Disposal Proceeds” means the cash consideration in excess of the Prepayment Threshold received by the Borrower or any member of the NL Holdco Group for any Disposal except for Excluded Disposal Proceeds and after deducting:

(a)	reasonable expenses incurred by the Borrower or the relevant member of the NL Holdco Group with respect to that Disposal; and

(b)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Debt” means Debt:

(a)	incurred under the Facility;

(b)	owed to any member of the BMS Group; or

(c)	not otherwise prohibited by the Facility.

“Excluded Disposal Proceeds” means any consideration received for any Disposal which is applied or is committed to be so applied within 12 months of the date of receipt of such consideration to replace the asset disposed of or invest in the purchase of assets to be used by the NL Holdco Group.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which are applied:

(a)	to meet a third party claim; or

(b)	to the replacement, reinstatement and/or repair of the asset in respect of which the relevant insurance claim was made,

within 12 months of the date of receipt by the Borrower or any member of the NL Holdco Group of such Excluded Insurance Proceeds, or such longer period as the Majority Lenders may agree.

“Insurance Proceeds” means the cash proceeds in excess of the Prepayment Threshold of any insurance claim in relation to a Material Asset received by the Borrower or any member of the NL Holdco Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by the Borrower or the relevant member of the NL Holdco Group.

“Prepayment Percentage” means fifty per cent.

“Prepayment Threshold” means $1,000,000,000.

“Share Issue” means an issue of ordinary shares by the Borrower or the Primary Guarantor (when making a Share Issue, each being an “Issuer”), paid for in full cash upon issue and which by their terms are not redeemable and where such shares are of the same class and on the same terms as those initially issued by the Issuer but excluding shares issued to any member of the BMS Group.

“Share Issue Proceeds” means the cash consideration in excess of the Prepayment Threshold received by an Issuer for any Share Issue after deducting:

(a)	reasonable expenses incurred by the Issuer with respect to that Share Issue; and

(b)	any Tax incurred and required to be paid by the Issuer in connection with that Share Issue (as reasonably determined by the Issuer, on the basis of existing rates and taking account of any available credit, deduction or allowance).

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Tranche A Loan shall not extend beyond the Tranche A Repayment Date and an Interest Period for a Tranche B Loan shall not extend beyond the Tranche B Repayment Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans made under the same Tranche; and

(ii)	end on the same date;

those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Affected Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Affected Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Affected Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Affected Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

(c)	In this Agreement “Affected Lender” means:

(i)	in relation to a Market Disruption Event in paragraph (b)(i) above, all the Lenders; and

(ii)	in relation to a Market Disruption Event in paragraph (b)(ii) above, those Lenders which notify the Agent under that paragraph.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and showing their calculation.

11.	FEES

11.1	Commitment fee

(a)	No Commitment fee shall be payable in relation to Tranche A and no Commitment fee shall be payable in relation to Tranche B during the Tranche A Availability Period.

(b)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in relation to the Tranche B Commitments for the period commencing after the end of the Tranche A Availability Period until the expiry of the Tranche B Availability Period, at a rate equal to 35% of the applicable Margin on that Lender’s Available Commitment under Tranche B.

(c)	The accrued Commitment fee is payable in arrear on the last day of each successive period of three Months which ends during the Tranche B Availability Period, on the last day of the Tranche B Availability Period and, if a Lender’s Tranche B Commitment is cancelled in full, on the amount of that cancelled Commitment at the time the cancellation is effective.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.3	Other Fees

The Borrower shall pay to the Agent all other fees in an amount and at the times agreed in a Fee Letter.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the Person making the determination (acting in good faith).

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower (or other Obligor, as appropriate) must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall promptly notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required, provided, however, that the amount of the payment due from that Obligor shall not be increased to the extent that a Tax Deduction is attributable to any Finance Party’s failure to comply with Clause 12.2(f).

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making any payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment, the original, a duplicate original, or a duly certified copy of the receipts evidencing such payment or, if the practice of the relevant taxing authority is not to supply such receipts, evidence reasonably satisfactory to that Finance Party that any appropriate payment has been paid to the relevant taxing authority.

(f)	Any Finance Party that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower (or other Obligor, as appropriate) is located, or any treaty to which such jurisdiction is a party, with respect to payments under a Finance Document shall deliver to the Borrower (or other Obligor, as appropriate) (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Obligor as will permit such payments to be made without withholding or at a reduced rate, provided that such Finance Party is legally entitled to complete, execute and deliver such documentation and in such Finance Party’s reasonable judgement such completion, execution or submission would not materially prejudice the legal position of such Finance Party.

12.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of written demand by the Agent, which written demand shall be made within 60 days of the date that such Protected Party determines it has suffered a loss, liability or cost the subject of this Clause) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Any Protected Party making a claim under paragraph (a) above shall provide documentation satisfactory to the Borrower (or other Obligor, as appropriate), at the same time as the demand for Payment made by the Agent, acting reasonably, of such loss, liability or cost suffered, provided, however, that no Protected Party shall be required to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary).

(c)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (or deemed to be received or receivable) by that Finance Party; or

(ii)	with respect to any Tax assessed on a Finance Party that is attributable to such Finance Party’s failure to comply with Clause 12.2(f); or

(iii)	with respect to a loss, liability or cost to the extent that it is compensated for by an increased payment under Clause 12.2 (Tax gross-up) or would be compensated but for a specific exclusion in that Clause.

(d)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(e)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit in whole or in part,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment, or the part of the Tax Payment referable to that part of the Tax Credit which has been obtained, utilised and retained by the Finance Party (as the case may be), not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall within five Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in the jurisdiction in which an Obligor is incorporated, organised, managed and controlled or considered to have its seat or otherwise has a connection (other than a connection as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document in that jurisdiction other than in respect of an assignment, transfer, sub-participation or change in Facility Office (other than pursuant to Clause 15.1 (Mitigation)) by a Lender.

12.6	VAT

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any amount in respect of any applicable VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all amounts in respect of VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application by any government body or regulatory authority of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (in each case, whether or not having the force of law but, if not, being of a type with which that Finance Party or Affiliate is expected or required to comply).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is (a) material and (b) incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party may not make a claim pursuant to Clause 13.1 (Increased costs) unless it has within sixty days notified the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower of any such notification from a Finance Party.

(b)	Each Finance Party shall provide a certificate confirming the amount of its Increased Costs and setting out the calculation of the amount in reasonable detail.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a Market Disruption Event;

(iii)	the subject of a claim under Clause 12.3 (Tax indemnity) (or would have been the subject of a claim under Clause 12.3 (Tax indemnity) but for any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity));

(iv)	any of the types of cost dealt with by Schedule 4 (Mandatory Cost formula);

(v)	attributable to the non-compliance by the relevant Finance Party or any of its Affiliates with any law or regulation; or

(vi)	attributable to the application of or compliance with the International Covergence of Capital Measurement Standards published by the Basel Committee on Banking Supervision in June 2004, as such implementation or transposition is envisaged to take place as at the date of this Agreement (“Basel II”), or any implementation or transposition thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or other law or regulation, including (without limitation) any Increased Cost attributable to Pillar 2 (The Supervisory Review Process) of Basel II or to any change by a Finance Party from one method of calculating capital adequacy to another.

(b)	In this Clause 13.3, a reference to a “Market Disruption Event” has the same meaning given to the term in Clause 10.2 (Market Disruption) and a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Tax Definitions).

14.	OTHER INDEMNITIES

14.1	Indemnity to each Finance Party

(a)	The Parent Guarantor agrees to indemnify the Agent, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of:

(i)	the Transactions; or

(ii)	any claim, litigation, investigation or proceeding relating to the Transactions, whether or not any Indemnitee is a party thereto; provided that:

(A)	such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee; and

(B)	such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders.

(b)	The provisions of this Clause 14 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Clause 14 shall be payable on written demand therefor.

14.2	Currency Indemnity

(a)	If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)	The obligations of any Obligor in respect of any sum due to any Finance Party shall, notwithstanding any judgment in a currency (the “Judgment Currency”), other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Finance Party of any sum adjudged to be so due in the Judgment Currency, the Finance Party may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency, if the amount of the Agreement Currency so purchased is less than the sum originally due to the Finance Party in the Agreement Currency, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Finance Party against such loss. The obligations of the Obligors contained in this Clause 14.2 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

14.3	Indemnity to the Agent

The Parent Guarantor shall within five Business Days of demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	Each Finance Party shall notify the Agent promptly upon becoming aware that any circumstances of the kind described in paragraph (a) above has arisen or may arise. The Agent shall notify the Borrower promptly of any such notification from a Finance Party.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would be disadvantageous to it, provided that the incurring of any costs and expenses by a Finance Party as a result of any steps taken by it under Clause 15.1 (Mitigation) shall not be disadvantageous to such Finance Party for the purposes of this Clause 15.2(b).

16.	COSTS AND EXPENSES

16.1	Transaction expenses, amendment and enforcement costs

The Parent Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by the Arrangers or the Agent in connection with the entering into of the Finance Documents or in connection with any amendments, modifications or waivers of the provisions of the Finance Documents (including the reasonable fees, disbursements and other charges of a single counsel), or incurred by any of the Finance Parties in connection with the enforcement of their rights in connection with the Finance Documents or in connection with the Loans made thereunder, including the fees and disbursements of counsel to the Agent and, in the case of enforcement, each Finance Party.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all of its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within three Business Days of demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party within three Business Days of demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other Person;

(b)	the release of any other Obligor or any other Person under the terms of any composition or arrangement with any creditor of any member of the BMS Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other Person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person before claiming from that Guarantor under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Guarantors’ rights

Whilst any amounts remain outstanding under or in connection with the Finance Documents and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.10	Limitation on Dutch Guarantors

The obligations of any Guarantor incorporated in the Netherlands under this Agreement shall exclude and shall not be or be construed as any guarantee, indemnity or security, to the extent that this would be deemed “ultra vires” within the meaning of Section 2.7 of the Dutch Civil Code.

17.11	Limitation on Luxembourg Guarantors

The liabilities of each Guarantor incorporated in Luxembourg (a “Luxembourg Guarantor”), under this Clause 17 shall be limited, at any time, to a maximum aggregate amount equal to (i) the market value of the assets of such Luxembourg Guarantor at the moment when the guarantee created pursuant to this Clause 17 is enforced, determined in accordance with the accounting principles generally accepted in Luxembourg and having regard to the status of the Luxembourg Guarantor as a group company, whose assets are assets forming part of the BMS Group, by a Luxembourg réviseur d’entreprises appointed by the president of the Institut Luxembourgeois des Réviseurs d’Entreprises upon request by the Agent less (ii) all liabilities incurred from time to time, by such Luxembourg Guarantor as reflected from time to time in the books of such Luxembourg Guarantor (but for the avoidance of doubt excluding the liability of such Luxembourg Guarantor under this Agreement). No Luxembourg Guarantor shall secure liabilities pursuant to this Agreement which would result in such Luxembourg Guarantor not complying with Luxembourg financial assistance regulations as set forth in Luxembourg corporate law.

18.	REPRESENTATIONS

Each Obligor (except where certain Obligors are specified, in which case, each specified Obligor) makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Organisation; Powers

(a)	It is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation.

(b)	It has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted.

(c)	It is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect in relation to the BMS Group.

(d)	It has the corporate power and authority to execute and deliver this Agreement and any Finance Documents to which it is a party, to perform its obligations under this Agreement and (in relation to the Borrower) to borrow hereunder.

18.2	Authorisations

The Transactions:

(a)	are within its corporate powers and have been duly authorized by all requisite corporate action; and

(b)	will not:

(i)	violate:

(A)	any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations);

(B)	any provision of its certificate of incorporation or other constitutive documents or by-laws;

(C)	any order of any Governmental Authority; or

(D)	any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound,

(ii)	be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument referred to in Clause 18.2(b)(i)(D), or

(iii)	result in the creation or imposition of any Lien over any of its property or assets,

other than, in the case of paragraphs (i)(A), (i)(C), (i)(D), (ii) and (iii), any such violations, conflicts, breaches, defaults or Liens that, individually or in the aggregate, would not have a Material Adverse Effect in relation to the BMS Group.

18.3	Enforceability

Each Finance Document constitutes or, when executed and delivered, will constitute a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

18.4	Governmental Approvals

(a)	No action, consent or approval of, registration or filing with or other action by any Governmental Authority located in Bermuda, Luxembourg, the Netherlands, the United Kingdom, or the United States of America is required in connection with the Transactions (other than those that have been obtained or made).

(b)	No action, consent or approval of, registration or filing with or other action by any Governmental Authority (other than those referred to in paragraph (a)) is required in connection with the Transactions other than such action, consent, approval of registration or filing with or other action the absence of which would not have a Material Adverse Effect.

18.5	Financial Statements; No Material Adverse Change

(a)	The Borrower has furnished to the Agent copies of the Parent Guarantor’s:

(i)	audited consolidated financial statements for the years ended December 31, 2003 and December 31, 2004, respectively, which were included in its annual report on Form 10-K as filed with the SEC under the Exchange Act on March 4, 2005; and

(ii)	unaudited consolidated financial statements for the quarter ended March 31, 2005 which were included in its quarterly report on Form 10-Q, as filed with the SEC under the Exchange Act on May 9, 2005.

Such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Parent Guarantor and the Subsidiaries, taken as a whole, as of, and for accounting periods ending on, such dates in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

(b)	Since December 31, 2004, there has been no Material Adverse Effect on the business, operations, properties or financial condition of the NL Holdco Group or the BMS Group, each taken as a whole; provided, that no representation or warranty is made with respect to matters disclosed in the most recent 10-K or in any 10-Q or current report on Form 8-K of the Parent Guarantor filed with the SEC under the Exchange Act subsequent to December 31, 2004.

18.6	Material Litigation; Compliance with Laws.

(a)	Except as disclosed in either the most recent 10-K or the most recent 10-Q of the Parent Guarantor, as of the date of this Agreement, there are no actions, proceedings or investigations filed or (to the knowledge of the Parent Guarantor) threatened against the Parent Guarantor or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal, which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining the Parent Guarantor from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of the Parent Guarantor) threatened against the Parent Guarantor or any Subsidiary in any court before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect on the BMS Group.

(b)	Neither the Parent Guarantor nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect on the BMS Group.

18.7	No filing or stamp taxes

Under the law of the jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat or otherwise has a connection (other than a connection as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.8	Federal Reserve Regulations

No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

18.9	Use of Proceeds

All proceeds of the Loans shall be used for the purposes referred to in Clause 3.1 (Purpose) of this Agreement.

18.10	Taxes

It has filed or caused to be filed all Tax returns which are required to be filed by it, and has paid or caused to be paid all Taxes shown to be due and payable on such returns or on any assessments received by it, other than any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside.

18.11	Employee Benefit Plans

(a)	The Parent Guarantor represents that the present aggregate value of accumulated benefit obligations of all Plans and all foreign employee pension benefit plans (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for all such plans.

(b)	Except as would not individually or in the aggregate have a Material Adverse Effect on the BMS Group:

(i)	no ERISA Termination Event has occurred; or

(ii)	each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

18.12	Environmental and Safety Matters

The Parent Guarantor represents that other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect on the BMS Group:

(a)	the Parent Guarantor and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws;

(b)	there are and have been no Hazardous Substances at any property owned, leased or operated by the Parent Guarantor now or in the past, or at any other location, that could reasonably be expected to result in liability of the Parent Guarantor or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law;

(c)	there are no past, present, or, to the knowledge of the Parent Guarantor and its Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Parent Guarantor or any of its Subsidiaries from, or increase the costs to the Parent Guarantor or any of its Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorisations, licenses or permissions required of any of them pursuant to any such law; and

(d)	neither the Parent Guarantor nor any of its Subsidiaries has retained or assumed, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.

18.13	Properties

The Parent Guarantor represents that:

(a)	each of the Parent Guarantor and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property that are material to the business of the Parent Guarantor and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes; and

(b)	each of the Parent Guarantor and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property that are material to the business of the Parent Guarantor and its Subsidiaries taken as a whole, and the use thereof by the Parent Guarantor and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the BMS Group.

18.14	Investment and Holding Company Status

The Parent Guarantor represents that neither the Parent Guarantor nor any of its Subsidiaries is:

(a)	an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940 of the United States, or

(b)	a “holding company” as defined in, or subject to regulation under the Public Utility Holding Company Act of 1935 of the United States.

18.15	Ownership and Status of Designated Finance Subsidiaries

The Borrower represents that each Designated Finance Subsidiary is:

(a)	a wholly owned subsidiary of the Borrower; and

(b)	a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

18.16	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.17	Ranking of Qualifying NL Holdco Notes

The Primary Guarantor represents that its payment obligations under the Qualifying NL Holdco Notes rank at least pari passu with claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.18	Information Memorandum

The Borrower represents that:

(a)	except as disclosed in writing to the Arrangers, as at the date thereof, the Information Memorandum did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, it being understood and agreed that for purposes of this Clause, such factual information and data shall not include projections and pro forma financial information; and

(b)	the projections and pro forma financial information contained in the Information Memorandum were based on then recent historical information and good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognised by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

18.19	Repetition

The Repeating Representations are deemed to be made by each Obligor (except where certain Obligors are specified, in which case, the specified Obligors) by reference to the facts and circumstances then existing on:

(a)	the first day of each Interest Period; and

(b)	in the case of an Additional Guarantor, the day on which the Person becomes an Additional Guarantor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	The Borrower shall supply to the Agent in sufficient copies for all of the Lenders the following documents:

(a)	within 95 days after the end of each fiscal year, the Parent Guarantor’s annual report on Form 10-K as filed with the SEC, including its consolidated balance sheet and the related consolidated earnings statement showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by PriceWaterhouseCoopers LLP or other independent certified public accountants of recognised standing selected by the Parent Guarantor and accompanied by an opinion of such accountants (without a “going concern” qualification or exception and without any qualification or exception with respect to the scope of such opinion) to the effect that such consolidated financial statements fairly present the Parent Guarantor’s financial condition and results of operations on a consolidated basis in accordance with GAAP;

(b)	within 50 days after the end of each of the first three fiscal quarters of each fiscal year, the Parent Guarantor’s quarterly report on Form 10-Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated earnings statement, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements fairly present the Parent Guarantor’s financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);

(c)	with any delivery of financial statements under paragraph (a) or (b) above:

(i)	a Compliance Certificate from the Parent Guarantor certifying that the Parent Guarantor has complied with the financial covenants applicable to it set out in Clause 20 (Financial Covenants) (or giving details of any non-compliance, whether non-compliance is continuing and any steps taken to remedy non-compliance); and

(ii)	a Compliance Certificate from each of the Borrower and the Primary Guarantor (in each case, endorsed by the Parent Guarantor) certifying that each of the Borrower and the Primary Guarantor has complied with the financial covenants applicable to it set out in Clause 20 (Financial Covenants) (or giving details of any non-compliance, whether non-compliance is continuing and any steps taken to remedy non-compliance);

(d)	promptly after the same become publicly available, copies of all reports on Form 8-K filed by the Parent Guarantor with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or copies of all reports distributed to its shareholders, as the case may be; and

(e)	promptly, from time to time, such other information as any Lender shall reasonably request through the Agent.

Each Compliance Certificate referred to above shall be signed by a duly authorised officer of the Parent Guarantor and (in the case of each Compliance Certificate from the Borrower and the Primary Guarantor) by a duly authorised officer of the Borrower or the Primary Guarantor (as appropriate).

19.2	Litigation and Other Notices

The Borrower or the Parent Guarantor shall give the Agent written notice of the following within five Business Days after any executive officer of the Borrower or the Parent Guarantor obtains knowledge thereof:

(a)	the filing or commencement of any action, suit or proceeding which the Borrower or the Parent Guarantor reasonably expects to result in a Material Adverse Effect in relation to the BMS Group as a whole;

(b)	any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(c)	any change in any of the Ratings.

19.3	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new or amended information which is required to be provided under this Agreement is posted onto the Designated Website; or

(iv)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(iv) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.4	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or (save in relation to the Parent Guarantor) the composition of its Shareholders after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Finance Subsidiaries becomes an Additional Guarantor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

(e)	Each Lender agrees that its “know your customer” or other similar checks will be completed as soon as reasonably practicable.

20.	FINANCIAL COVENANTS

20.1	Primary Guarantor Financial Covenants

The Primary Guarantor shall ensure that from the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force:

(a)	the ratio of NL Holdco Group Net Indebtedness to NL Holdco Cash Flow will be calculated on each Primary Guarantor Quarter Date and:

(i)	shall not exceed 3.5:1 on any two consecutive Primary Guarantor Quarter Dates during the 24 months commencing on the date of this Agreement; and

(ii)	thereafter shall not exceed 3:1 on any Primary Guarantor Quarter Date.

(b)	NL Holdco Group New Indebtedness shall not exceed $1,000,000,000 at any time.

(c)	NL Holdco Intercompany Indebtedness shall not at any time exceed by more than $1,000,000,000 the amount of NL Holdco Intercompany Indebtedness as calculated at the date of this Agreement.

In this Clause 20.1:

“NL Holdco Cash Flow” means all cash received by the Primary Guarantor by way of distributions from its subsidiaries during the 12 month period ending on each Primary Guarantor Quarter Date.

“NL Holdco Group Net Indebtedness” means the aggregate amount of the Debt of the members of the NL Holdco Group, less their cash, cash equivalents, time deposits and other marketable securities. This includes (without double counting) the Primary Guarantor’s guarantee under this Agreement and all other Debt of the NL Holdco Group to third parties, but will exclude all Debt of any member of the NL Holdco Group to any member of the BMS Group or to any other member of the NL Holdco Group.

“NL Holdco Group New Indebtedness” means the aggregate amount of outstanding Debt falling within the definition of NL Holdco Group Net

Indebtedness, which is incurred after the date of this Agreement (including, for the avoidance of doubt, any such Debt incurred by members of the NL Holdco Group under commercial paper programs), but excluding:

(i)	the Facility;

(ii)	Debt which is subordinated to the Facility; and

(iii)	Debt to the extent it refinances the Facility or Debt which existed at the date of this Agreement and any subsequent refinancings thereof.

“NL Holdco Intercompany Indebtedness” means the aggregate outstanding Debt of the Primary Guarantor to other members of the BMS Group, but excluding:

(i)	Debt incurred after the date of this Agreement which is subordinated to the Facility; and

(ii)	Qualifying NL Holdco Notes.

“Primary Guarantor Quarter Date” means the last date of each fiscal quarter of the Primary Guarantor (or such other dates as agreed by the Primary Guarantor and the Agent).

For the avoidance of doubt, references in this Clause 20.1 to “Debt” shall be construed as excluding, in the case of indebtedness for borrowed money, advances in the nature of overdrafts that are repaid within three Business Days.

20.2	Parent Guarantor and Borrower Financial Covenants

From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force:

(a)	the Parent Guarantor shall ensure that the ratio of Consolidated Net Indebtedness to Consolidated Capitalisation shall not exceed 0.50 to 1.0, tested on each Parent Guarantor Quarter Date;

(b)	the Borrower or one or more Designated Finance Subsidiaries shall hold Qualifying NL Holdco Notes in an aggregate principal amount that is equal to or greater than 150% of the aggregate principal amount of the Total Net Indebtedness of the Borrower and the Designated Finance Subsidiaries.

In this Clause 20.2:

“Consolidated Capitalisation” means at any time the sum of short term borrowings, long-term debt and shareholders’ equity, all as shown at such time in the Parent Guarantor’s consolidated balance sheet determined in accordance with GAAP.

“Consolidated Net Indebtedness” means at any time (i) the sum of short-term borrowings and long-term debt less (ii) cash, cash equivalents, time deposits and marketable securities, all as shown at such time on the Parent Guarantor’s consolidated balance sheet determined in accordance with GAAP.

“Parent Guarantor Quarter Date” means the last date of each fiscal quarter of the Parent Guarantor (or such other dates as agreed by the Parent Guarantor and the Agent).

“Total Net Indebtedness of the Borrower and the Designated Finance Subsidiaries” means the aggregate amount of the Debt of the Borrower and the Designated Financial Subsidiaries, including the Facility, less their:

(i)	aggregate cash, cash equivalents, time deposits and other marketable securities; and

(ii)	Debt owed to any member of the BMS Group.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Existence

Each Obligor shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises that are material to the business of the Parent Guarantor and its Subsidiaries as a whole, except as expressly permitted under Clause 21.7 (Consolidations, Amalgamations and Mergers), and except in the case of any Subsidiary where the failure to do so would not result in a Material Adverse Effect in relation to the BMS Group.

21.2	Compliance with Laws; Maintenance of Business and Properties

Each Obligor shall:

(a)	comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect in relation to the BMS Group; and

(b)	at all times maintain and preserve all property material to the conduct of the business of the Parent Guarantor and the Subsidiaries as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect in relation to the BMS Group.

21.3	Insurance

Each Obligor shall keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

21.4	Obligations and Taxes

Each Obligor shall pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

21.5	Books and Records

Each Obligor shall keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.

21.6	Pari Passu Ranking

Each Obligor shall do all things reasonably necessary to ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.7	Consolidations, Amalgamations and Mergers

No Obligor shall consolidate, amalgamate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) provided that:

(a)	an Obligor may merge, amalgamate or consolidate with another Person if (i) the corporation surviving such merger (or in the case of an Obligor subject to the laws of Bermuda, the resulting entity) is (x) in the case of a merger or consolidation of the Parent Guarantor, the Parent Guarantor, (y) in the case of a merger, amalgamation or consolidation of any Obligor other than the Parent Guarantor, an Obligor or (z) in the case of a merger or consolidation of an Obligor other than the Parent Guarantor or the Primary Guarantor, a member of the NL Holdco Group and (ii) immediately after giving effect to such merger, amalgamation or consolidation, no Default or Event of Default shall have occurred and be continuing; and

(b)	an Obligor other than the Parent Guarantor, the Primary Guarantor or the Borrower may liquidate, wind-up or dissolve if immediately after giving effect to such liquidation, winding-up or dissolution no Default or Event of Default shall have occurred and be continuing.

21.8	Encumbrances on Restricted Properties securing debt

The Parent Guarantor shall not (and will not permit any of the Subsidiaries to) create, assume or suffer to exist any Lien upon any Restricted Property to secure any Debt of the Parent Guarantor, any Subsidiary or any other Person, without making effective provision whereby the Loans that may then or thereafter be outstanding shall be secured by such Lien equally and rateably with (or prior to) such Debt for so long as such Debt shall be so secured, except that the foregoing shall not prevent the Parent Guarantor or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a)	Liens existing on the date of this Agreement;

(b)	any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary;

(c)	any Lien existing on property at the time of the acquisition thereof by the Parent Guarantor or any Subsidiary;

(d)	any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the acquisition of any Restricted Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Restricted Property;

(e)	any Lien to secure any Debt incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any Restricted Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Debt which is in excess of such cost and for the payment of which recourse may be had only against such Restricted Property;

(f)	any Liens securing Debt of a Subsidiary owing to the Parent Guarantor or to another Subsidiary;

(g)	any Liens securing industrial development, pollution control or similar revenue bonds;

(h)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in paragraphs (a) through (g) above, so long as the principal amount of the Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

(i)	any Lien not permitted by paragraphs (a) through (h) above securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Parent Guarantor and its Subsidiaries owning Restricted Property which would otherwise be subject to the foregoing restrictions and the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the restrictions of Clause 21.9 (Limitation on Sale and Leaseback Transactions) but for this paragraph (i), does not at any time exceed 10% of Consolidated Net Tangible Assets.

21.9	Limitation on Sale and Leaseback Transactions

The Parent Guarantor shall not enter into any Sale and Leaseback Transaction, or permit any Subsidiary owning Restricted Property to do so, unless either:

(a)	the Parent Guarantor or such Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased (without equally and rateably securing the Loans) without violating Clause 21.8 (Encumbrances on Restricted Properties securing debt); or

(b)	the Parent Guarantor, during the six months immediately following the effective date of such Sale and Leaseback Transaction, causes to be applied to (A) the acquisition of Restricted

Property or (B) the voluntary retirement of Funded Debt (whether by redemption, defeasance, repurchase, or otherwise) an amount equal to the Value of such Sale and Leaseback Transaction.

21.10	Change of Business

The Parent Guarantor shall procure that no substantial change is made to the general nature of the business of the BMS Group from that carried on at the date of this Agreement.

21.11	Encumbrances on the Qualifying NL Holdco Notes

No Obligor (other than the Parent Guarantor) shall create or permit to subsist any Lien over its entitlement under the Qualifying NL Holdco Notes.

21.12	Encumbrances on other assets of the Borrower and any Designated Finance Subsidiaries

The Borrower shall ensure that neither it nor any Designated Finance Subsidiary shall create or permit to subsist any Lien over any of its assets securing Debt the principal amount of which, when aggregated, exceeds $1,000,000,000 other than: (a) bankers’ Liens, rights of set-off and other similar Liens existing solely with respect to cash, cash equivalents, time deposits or other marketable securities in one or more accounts maintained by the Borrower or any Designated Finance Subsidiary in the ordinary course of business in favour of the bank or banks with which such accounts are maintained; and (b) Liens securing amounts due under the Facility.

21.13	Activities of the Borrower and the Designated Finance Subsidiaries

The Borrower shall ensure that it and any Designated Finance Subsidiaries engage only in the following types of business:

(a)	issuing further shares fully paid up to any member of the BMS Group;

(b)	receiving capital contributions or loans from any member of the BMS Group;

(c)	performing obligations and exercising rights under or arising out of any Finance Document to which it is a party;

(d)	facilitating or providing the financing (by any means) of any members of the BMS Group;

(e)	authorising and paying dividends on any of its issued shares provided that it has first made adequate provision or reserve for its liabilities;

(f)	paying Taxes and complying with any legal or statutory obligation (whether or not relating to Tax) which it may be required to discharge;

(g)	investing in cash, cash equivalents, time deposits and other marketable securities;

(h)	all other things necessary to maintain its corporate identity; and

(i)	any activity not falling within paragraphs (a)-(h) above but which is reasonably incidental thereto.

21.14	Restricted Payments

No Obligor (other than the Parent Guarantor) shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a)	any Obligor may make Restricted Payments to another Obligor; and

(b)	any Obligor may:

(i)	declare and pay dividends with respect to its shares payable solely in additional shares of its ordinary share capital; and

(ii)	make Restricted Payments so long as after giving effect to the making of such Restricted Payment, no Default shall have occurred and be continuing.

21.15	Indebtedness for Borrowed Money

No Obligor (other than the Parent Guarantor and the Primary Guarantor) shall incur any Debt to the extent that, after giving effect to such incurrence, such Debt could reasonably be expected to have a Material Adverse Effect provided that Debt which is permitted in accordance with the terms of Clause 20 (Financial Covenants) shall not be restricted by this Clause 21.15.

21.16	Transactions with Affiliates

Each Obligor (other than the Parent Guarantor) shall only enter into transactions with other members of the BMS Group that are bona fide and arm’s length in nature except (a) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (b) transactions between or among the Borrower and the Designated Finance Subsidiaries or between or among any Obligors or between or among any members of the NL Holdco Group (c) any arrangements with officers, directors, representatives or other employees of such Obligor (other than the Parent Guarantor) relating specifically to employment and (d) transactions that are otherwise permitted by this Agreement including (without limitation) transactions permitted under Clauses 21.7 (Consolidations, Amalgamations and Mergers), 21.13 (Activities of the Borrower and the Designated Finance Subsidiaries), 21.14 (Restricted Payments), 21.15 (Indebtedness for Borrowed Money), 21.17 (Investments) and 21.18 (Asset Disposals).

21.17	Investments

No Obligor (other than the Parent Guarantor and the Primary Guarantor) shall enter into any transaction to acquire any assets (other than: (a) any transaction to acquire assets having a fair market value of less than $1,000,000,000; (b) any transaction to acquire assets from another Obligor or member of the NL Holdco Group; (c) investments in cash, cash equivalents, time deposits and other marketable securities; or (d) any transaction to acquire assets from a member of the BMS Group made on an arm’s length basis) if, before or after giving effect to the commitment thereto, such transaction could reasonably be expected to have a Material Adverse Effect.

21.18	Asset disposals

(a)	Neither the Parent Guarantor nor the Primary Guarantor shall sell, or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell, or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Parent Guarantor and the Subsidiaries or the Primary Guarantor and its subsidiaries, in each case taken as a whole, to any other Person.

(b)	No Obligor (other than the Parent Guarantor) shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

(c)	Paragraph (b) above does not apply to any sale, lease, transfer or other disposal:

(i)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(ii)	of cash, cash equivalents, time deposits and other marketable securities not otherwise prohibited by the Finance Documents;

(iii)	comprising any dividend or distribution not otherwise prohibited by the Finance Documents;

(iv)	between any Obligor and any other Obligor; or

(v)	made bona fide on an arm’s length basis to any member of the BMS Group.

21.19	Covenants relating to the Lux Holdco Note

The Primary Guarantor shall:

(a)	procure timely compliance by Lux Holdco with all of its obligations under the Lux Holdco Note and Lux Holdco Note Agreement;

(b)	promptly notify the Agent in the event that:

(i)	(A) Lux Holdco becomes unable, or admits inability, to pay its debts generally as they fall due; (B) a moratorium is declared in respect of any of Luxco’s material indebtedness; or (C) Lux Holdco passes a resolution for its dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), commences negotiations regarding a composition, compromise, assignment or arrangement with, or suspends making payments to, its creditors generally, has a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer appointed to it (or over all or substantially all of its assets), an application is made or a petition presented to a court, a notice is given or filed in relation to the appointment of such an officer or has any analogous procedure or step taken in any jurisdiction;

(ii)	an event of default occurs under the Lux Holdco Note or the Lux Holdco Note Agreement; or

(iii)	any acceleration or other enforcement action is taken in relation to the Lux Holdco Note or the Lux Holdco Note Agreement and shall keep the Agent fully informed during any enforcement process; and

(c)	procure that no voluntary prepayments of the Lux Holdco Note are made in whole or in part by Lux Holdco after the date of this Agreement.

21.20	Parent Guarantor Ratings

The Parent Guarantor shall use reasonable endeavours to ensure that at least one of Moody’s and S&P provides a rating for the Parent Guarantor’s senior, unsecured, non-credit-enhanced long term debt.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

(a)	A default is made in the payment of any principal amount of any Loan when and as the same shall become due and payable, whether at the due date thereof or any other date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(b)	a default is made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days.

22.2	Misrepresentation

Any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Loans or under any Finance Document shall prove to have been false or misleading in any material respect when so made, deemed made or furnished.

22.3	Breach of other obligations

(a)	Any Obligor fails to comply with any of its obligations under paragraphs (a) and (b) of Clause 19.2 (Litigation and Other Notices) and Clauses 21.7 (Consolidations, Amalgamations and Mergers), 21.8 (Encumbrances on Restricted Properties securing debt), 21.9 (Limitation on Sale and Leaseback Transactions), 21.10 (Change of Business), 21.11 (Encumbrances on Qualifying NL Holdco Notes), 21.12 (Encumbrances on other assets of the Borrower and any Designated Finance Subsidiaries), 21.13 (Activities of the Borrower and the Designated Finance Subsidiaries), 21.14 (Restricted Payments), 21.15 (Indebtedness for Borrowed Money), 21.16 (Transactions with Affiliates), 21.17 (Investments), 21.18 (Asset disposals) and 21.19 (Covenants relating to the Lux Holdco Note); or

(b)	a default is made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in Clauses 22.1 (Non-payment) or 22.3(a) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Lender to the Borrower.

22.4	Cross-defaults

The Parent Guarantor or any Subsidiary:

(a)	fails to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to $100,000,000, as and when the same shall become due and payable (giving effect to any applicable grace period), or

(b)	fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this paragraph (b) is to cause such Debt to become due prior to its stated maturity.

22.5	Insolvency of the Borrower or any Guarantor (other than the Parent Guarantor)

The Borrower or any Guarantor (other than the Parent Guarantor):

(a)	is unable or admits inability to pay its debts generally as they fall due; or

(b)	has a moratorium declared in respect of any material indebtedness.

22.6	Insolvency proceedings of the Borrower or any Guarantor (other than the Parent Guarantor)

The Borrower or any Guarantor (other than the Parent Guarantor):

(a)	passes a resolution for its dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(b)	commences negotiations regarding a composition, compromise, assignment or arrangement with, or suspends making payments to, its creditors generally;

(c)	has a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer appointed to it (or over all or substantially all of its assets) or an application is made or a petition presented to a court, or a notice is given or filed, in relation to the appointment of such an officer; or

(d)	has any analogous procedure or step taken in any jurisdiction,

and any such proceedings or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

22.7	Parent Guarantor involuntary proceedings

An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)	relief in respect of the Parent Guarantor, or of a substantial part of the property or assets of the Parent Guarantor, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other United States Federal or state bankruptcy, insolvency, receivership or similar law;

(b)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or for a substantial part of the property or assets of the Parent Guarantor; or

(c)	the winding up or liquidation of the Parent Guarantor,

and such proceedings or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

22.8	Parent Guarantor voluntary proceedings

The Parent Guarantor:

(a)	voluntarily commences any proceedings or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other United States Federal or state bankruptcy, insolvency, receivership or similar law;

(b)	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Clause 22.7 (Parent Guarantor involuntary proceedings) above;

(c)	applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or for a substantial part of the property or assets of the Parent Guarantor;

(d)	files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)	makes a general assignment for the benefit of creditors;

(f)	becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or

(g)	takes any action for the purpose of effecting any of the foregoing.

22.9	Judgments

One or more judgments for the payment of money in an aggregate amount equal to or greater than $100,000,000 (exclusive of any amount thereof covered by insurance) shall be rendered against the Parent Guarantor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Parent Guarantor or any Subsidiary to enforce any such judgment.

22.10	ERISA Events

(a)	A Plan of the Parent Guarantor shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d); or

(b)	an ERISA Termination Event shall have occurred with respect to the Parent Guarantor or an ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA; or

(c)	the Parent Guarantor or any ERISA Affiliate shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor; or

(d)	the Parent Guarantor or any ERISA Affiliate shall fail to pay any required instalment or any other payment required to be paid by such entity under Section 412 of the Code on or before the due date for such instalment or other payment; or

(e)	the Parent Guarantor or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) which the Parent Guarantor or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, and there shall result from any such event or events either a liability or a material risk of incurring a liability to the PBGC or a Plan which will have a Material Adverse Effect in relation to the BMS Group.

22.11	Change of control

A Change in Control shall occur.

22.12	Invalidity

At any time while this Agreement is in effect:

(a)	the guarantee in Clause 17.1 (Guarantee and Indemnity) shall cease to be, or shall be asserted by any Guarantor not to be, a valid and binding obligation on the part of any of the Guarantors;

(b)	any Qualifying NL Holdco Note shall cease to be, or shall be asserted by the Primary Guarantor not to be, a valid and binding obligation on the part of the Primary Guarantor; or

(c)	the Lux Holdco Note ceases to be legally and beneficially held by a member of the BMS Group.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default (other than Events of Default listed in Clause 22.7 (Parent Guarantor involuntary proceedings) and Clause 22.8 (Parent Guarantor voluntary proceedings) which is continuing, the Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, take any of the following actions, at the same or different times:

(a)	terminate forthwith the Commitments;

(b)	declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Obligors accrued hereunder, shall become forthwith due and payable, without presentment, demand, protect or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

22.14	Automatic Acceleration

On and at any time after the occurrence of an Event of Default listed in Clauses 22.7 (Parent Guarantor involuntary proceedings) and 22.8 (Parent Guarantor voluntary proceedings), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.

23.	CHANGES TO THE LENDERS

23.1	Assignments, transfers, sub-participations and changes in Facility Office by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”), or sub-participate any of its rights or obligations to another bank or financial institution, or change its Facility Office.

23.2	Conditions of assignment, transfer or change in Facility Office

(a)	The consent of the Borrower (not to be unreasonably withheld or delayed) is required for an assignment or transfer by an Existing Lender, (unless the assignment or transfer is to another Lender or an Affiliate of a Lender or any Event of Default pursuant to Clauses 22.5 (Insolvency of the Borrower or any Guarantor (other than the Parent Guarantor)), 22.6 (Insolvency proceedings of the Borrower or any Guarantor (other than the Parent Guarantor)), 22.7 (Parent Guarantor involuntary proceedings) or 22.8 (Parent Guarantor voluntary proceedings) has occurred and is continuing).

(b)	The Borrower will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 23.5 Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Any assignment or transfer of part of the Existing Lender’s rights and/or obligations must be for a minimum amount of US$ 10,000,000 (unless the Borrower and the Agent agree otherwise).

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$ 3,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment, transfer or sub-participation or change in Facility Office) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, and notify the Borrower of the date of the transfer and name of the New Lender. Each Finance Party and each Obligor irrevocably authorises the Agent to sign such a Transfer Certificate on its behalf.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the

Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other Person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

any information about any Obligor, the BMS Group and the Finance Documents as that Lender shall consider appropriate if the Person to whom the information is to be given has entered into a Confidentiality Undertaking prior to such disclosure.

23.8	Sub Participations

Each Finance Party agrees that:

(a)	no Obligor shall incur any additional cost or expense (including, without limitation, pursuant to Clause 12 (Tax Gross-Up and Indemnities), 13 (Increased Costs), 14 (Other Indemnities) or 16 (Costs and Expenses)) as a result of a Finance Party entering into a sub-participation arrangement in relation to this Agreement;

(b)	third parties to a sub-participation arrangement entered into with a Finance Party shall have no rights under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement; and

(c)	it will not enter into any sub-participation arrangement which in any way restricts its ability to exercise or refrain from exercising any or all of its voting rights arising under or in connection with the Finance Documents in relation to matters which constitute Defaults or which would require the consent of the Majority Lenders or of all the Lenders in accordance with the terms of this Agreement.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.4 (“Know your Customer Checks”) the Borrower may request that any of its Finance Subsidiaries become an Additional Guarantor. That Finance Subsidiary shall become an Additional Guarantor if:

(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

24.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Finance Subsidiary that the Repeating Representations are true in all material respects (or, in the case of a representation which is already qualified as to materiality, it is true in all respects) as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.4	Resignation of a Guarantor

(a)	The Borrower may request that a Guarantor (other than the Parent Guarantor or Primary Guarantor) cease to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing or will result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

(ii)	(A)	in the case of a Guarantor (other than the Parent Guarantor or the Primary Guarantor) which has any interest in Qualifying NL Holdco Notes, the Majority Lenders have consented thereto; or

	(B)	in the case of any other Guarantor (other than the Parent Guarantor or the Primary Guarantor) such resignation is (x) in connection with a transaction permitted under Clause 21.7 (Consolidations, Amalgamations and Mergers) involving such Guarantor or (y) the Majority Lenders have consented thereto.

25.	ROLE OF THE AGENT AND THE ARRANGERS

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other Person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the BMS Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the BMS Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraphs (a) or (b) of Clause 22.1 (Non-payment);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor an Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with amounts in respect of any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor either Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Obligor or any other Person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively, the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (may with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent may (with the prior written consent of the Borrower , such consent not to be unreasonably withheld or delayed) appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (Role of the Agent and the Arrangers). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other Person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	subject to the specific obligations of the Finance Parties hereunder, interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, the Parties will enter negotiations in good faith with a view to agreeing any amendment which may be necessary to this Agreement to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	USA Patriot Act

Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107.56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Lender to identify the Obligors in accordance with the Act.

29.	SET-OFF

At any time after an Event of Default has occurred which is continuing, a Finance Party may on giving notice to the Obligor set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one Person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest or proven error, prima facie evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or an Arranger.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	CONFIDENTIALITY

36.1	Each of the Finance Parties expressly agrees, for the benefit of the Parent Guarantor and the Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed:

(a)	to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential);

(b)	to the extent requested by any regulatory or self-regulatory authority;

(c)	to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d)	to any other Party;

(e)	in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights under this Agreement;

(f)	subject to Clause 23.7 (Disclosure of information) and an express agreement for the benefit of the Parent Guarantor and the Subsidiaries containing provisions substantially the same as those of this Clause, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement;

(g)	with the consent of the Parent Guarantor or the Subsidiaries, as applicable; or

(h)	to the extent such Confidential Information:

(i)	becomes publicly available other than as a result of a breach of this Agreement; or

(ii)	becomes available to any Finance Party on a non confidential basis from a source other than the Parent Guarantor or the Subsidiaries.

36.2	Any Person required to maintain the confidentiality of Confidential Information as provided in this Clause 36 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information; provided, however, that with respect to disclosures pursuant to sub-clauses 36.1(b) and 36.1(c), unless prohibited by law or applicable court order, each Finance Party shall attempt to notify the Parent Guarantor of any request by any Government Authority or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Parent Guarantor, the Subsidiaries and their respective Affiliates may rely upon this Clause 36 for any purpose, including without limitation to comply with Regulation FD.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, no Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Bristol-Myers Squibb Pharmaceuticals Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part 1 The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
BMS Omega Bermuda Holdings Finance Ltd.	EC 32796

Name of Original Guarantor	Registration number (or equivalent, if any)
Bristol-Myers Squibb Company BMS Pharmaceuticals Netherlands Holdings B.V. Bristol-Myers Squibb Luxembourg International SCA Bristol-Myers Squibb Sigma Finance Limited	N/A 30184186 B-89.590 EC 36445

Part 2 The Original Lenders

Name of Original Lender	Tranche A Commitment (US$)	Tranche B Commitment (US$)
BNP Paribas Ireland	160,000,000	40,000,000

The Royal Bank of Scotland plc	160,000,000	40,000,000

Deutsche Bank AG, London Branch	120,000,000	30,000,000

HSBC Bank USA, National Association	120,000,000	30,000,000

The Bank of Tokyo-Mitsubishi, Ltd., NY Branch	120,000,000	30,000,000

ABN AMRO Bank N.V.	84,000,000	21,000,000

BANCO SANTANDER	84,000,000	21,000,000

CENTRAL HISPANO, S.A.

Bank of America, N.A.	84,000,000	21,000,000

Barclays Bank PLC	84,000,000	21,000,000

Calyon	84,000,000	21,000,000

Citibank, N.A.	84,000,000	21,000,000

Fortis Bank SA/NV	84,000,000	21,000,000

JPMorgan Chase Bank	84,000,000	21,000,000

Mizuho Corporate Bank (USA)	84,000,000	21,000,000

MORGAN STANLEY BANK	84,000,000	21,000,000

SANPAOLO IMI S.p.A.	84,000,000	21,000,000

UBS AG, London Branch	84,000,000	21,000,000

Wachovia Bank, National Association	84,000,000	21,000,000

Banco Bilbao Vizcaya Argentaria S.A	48,000,000	12,000,000

The Governor and Company of the Bank of Ireland	48,000,000	12,000,000

WILLIAM STREET CREDIT CORPORATION	48,000,000	12,000,000

Banca Monte dei Paschi di Siena S.P.A.	36,000,000	9,000,000

Banca Intesa S.p.A., London Branch	24,000,000	6,000,000

The Bank of New York	24,000,000	6,000,000

Totals:	2,000,000,000	500,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1 Conditions Precedent to Initial Utilisation

(a)	The Borrower and the Guarantors shall have executed and delivered the Finance Documents.

(b)	The Agent shall have received:

(i)	audited consolidated financial statements of the Parent Guarantor for the two most recent fiscal years ended prior to the Closing Date; and

(ii)	unaudited interim consolidated financial statements of the Parent Guarantor for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to paragraph (i) above as to which such financial statements are available.

(c)	The Lenders shall have received the legal opinions listed below (addressed to the Finance Parties and substantially in the form distributed to the Original Lenders prior to signing this Agreement), any other legal opinions, documents and other instruments or certificates as are customary for transactions of this type or as they may reasonably request:

(i)	A legal opinion of White & Case, legal advisers to the Arrangers and the Agent in England as to the enforceability of this Agreement;

(ii)	A legal opinion of Mello, Jones & Martin, legal advisers to the Arranger and the Agent in Bermuda as to capacity and due execution of those Obligors incorporated in Bermuda and the enforceability of this Agreement;

(iii)	A legal opinion of Loyens &Loeff, legal advisers to the Arrangers and the Agent in The Netherlands as to capacity and due execution of those Obligors incorporated in The Netherlands and the enforceability of this Agreement;

(iv)	A legal opinion of Linklaters Loesch, legal advisers to the Borrower in Luxembourg as to capacity and due execution of those Obligors incorporated in Luxembourg and the enforceability of this Agreement;

(v)	A legal opinion of in-house legal counsel to the Parent Guarantor in the United States as to its capacity to enter into and due execution of this Agreement; and

(vi)	A legal opinion of White & Case LLP, legal advisors to Arrangers and the Agent in the United States as to the enforceability of this Agreement.

(d)	The Agent shall have received a certificate, dated as at a date on or after the date of this Agreement and on or prior to the Closing Date and signed by the president, a vice president or a financial officer of the Borrower and each of the Original Guarantors, confirming:

(i)	that the representations and warranties in the Finance Documents shall be true and correct in all material respects (provided that representations and warranties with a materiality qualification shall be true and correct) on and as of the Closing Date;

(ii)	that there is no continuing Default under the Finance Documents or continuing default under the Qualifying NL Holdco Notes or the Lux Holdco Note at the date of such certificate or immediately after giving effect to the Finance Documents;

(iii)	that each copy document provided is correct, complete and in full force and effect;

(iv)	the entering into of the Facility would not cause any borrowing or guaranteeing limit in the constitutional documents of the Borrower or any Original Guarantor to be exceeded; and

(v)	the solvency of the Borrower and each of the Original Guarantors.

(e)	The Arrangers, the Lenders and the Agent shall have received all fees due and payable on or prior to the Closing Date and all out-of-pocket expenses required to be reimbursed or paid by the Borrower or the Original Guarantors for which invoices have been presented not less than two Business Days before the Closing Date.

(f)	The Agent shall have received:

(i)	copies of the Borrower’s and each Original Guarantor’s constitutional documents, certificates of incorporation and a certificate of good standing (if applicable);

(ii)	a copy of a resolution of the Board of Directors of the Borrower and each Original Guarantor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iii)	to the extent such resolutions are required by local corporate law, a copy of a resolution of the shareholders of each Original Guarantor and a copy of a board resolution of any corporate shareholder of any Original Guarantor, in each case approving the terms of, and the transactions contemplated by, the Finance Documents; and

(iv)	a specimen of the signature of each Person authorised on behalf of the Borrower and each Original Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(g)	The Borrower and each Original Guarantor shall have provided the Agent with evidence of the appointment of an agent for service of process in England and Wales.

Part 2 Conditions Precedent Required to be Delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Accession Letter;

(B)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Accession Letter.

4.	To the extent that it is required by local corporate law, a copy of a resolution of the shareholders of the Additional Guarantor and a copy of a board resolution of any corporate shareholder of the Additional Guarantor, in each case approving the terms of, and the transactions contemplated by, the Finance Documents.

5.	A specimen of the signature of each Person authorised on behalf of the Additional Guarantor to execute or witness the execution of Accession Letter or to sign or send any document or notice in connection with it.

6.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guaranteeing limit in its constitutional documents to be exceeded.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A legal opinion of the legal advisers to the Arrangers and the Agent in England.

9.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

10.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

SCHEDULE 3

REQUESTS

Part 1 Utilisation Request

From:	BMS Omega Bermuda Holdings Finance Ltd.

To:	The Royal Bank of Scotland plc

Dated

Dear Sirs

BMS Omega Bermuda Holdings Finance Ltd.- $2,500,000,000 Facility Agreement

dated 5 August 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a [Tranche A/Tranche B] Loan on the following terms:

Proposed Utilisation Date:             [    ] (or, if that is not a Business Day, the next Business Day)

Amount:             [    ] or, if less, the Available Facility

Interest Period:             [        ]

3.	We confirm that each applicable condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

BMS Omega Bermuda Holdings Finance Ltd.

Part 2 Selection Notice

From:	BMS Omega Bermuda Holdings Finance Ltd.

To:	The Royal Bank of Scotland plc

Dated

Dear Sirs

BMS Omega Bermuda Holdings Finance Ltd. - $2,500,000,000 Facility Agreement

dated 5 August 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Tranche A/Tranche B• ] Loan[s] with an Interest Period ending on [ ]*.

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following amounts and Interest Periods:] * *

or

[We request that the next Interest Period for the above Loan[s] is [ ]].* **

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

BMS Omega Bermuda Holdings Finance Ltd.

•	Only Loans under the same Tranche can be the subject of a Selection Notice.
*	Insert details of all Loans which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01 per cent. per annum.

300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	Each rate calculated in accordance with the formula set out in paragraph 4 above, will, if necessary, be rounded upwards to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest or proven error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to the formula set out in paragraph 4 of this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest or proven error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	The Royal Bank of Scotland plc as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated

BMS Omega Bermuda Holdings Finance Ltd. - $2,500,000,000 Facility Agreement

dated 5 August 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

6.	We confirm that [we have received the consent of the Borrower to the transfer the subject of this Transfer Certificate/consent of the Borrower was requested on [ ] being at least ten (10) Business Days prior to the date hereof and such consent not having been expressly refused, the Borrower is deemed to have given its consent/consent of the Borrower is not required pursuant to paragraph (a) of Clause 23.2 (Conditions of assignment, transfer or change in Facility Office) in the circumstances of this transfer].*delete as necessary

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing

Lender]

[New Lender]

By:

            By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

The Royal Bank of Scotland plc

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	The Royal Bank of Scotland plc as Agent

From:	[Finance Subsidiary] and BMS Omega Bermuda Holdings Finance Ltd.

Dated

Dear Sirs

BMS Omega Bermuda Holdings Finance Ltd. - $2,500,000,000 Facility Agreement

dated 5 August 2005 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Finance Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors) of the Agreement. [Finance Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Finance Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

BMS Omega Bermuda Holdings Finance Ltd.            [Finance Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	The Royal Bank of Scotland plc as Agent

From:	[resigning Obligor] and BMS Omega Bermuda Holdings Finance Ltd.

Dated

Dear Sirs

BMS Omega Bermuda Holdings Finance Ltd. - $2,500,000,000 Facility Agreement

dated 5 August 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 24.4 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter is governed by English law.

BMS Omega Bermuda Holdings Finance Ltd.

[resigning Guarantor]

By:

            By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	The Royal Bank of Scotland plc as Agent

From:	[Parent Guarantor/Primary Guarantor/Borrower]

Dated

Dear Sirs

BMS Omega Bermuda Holdings Finance Ltd. - $2,500,000,000 Facility Agreement

dated 5 August 2005 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

Primary Guarantor Financial Covenants

The Primary Guarantor [has/has not] complied with the Financial Covenants applicable to it set out in Clause 20.1 (Primary Guarantor Financial Covenants).

[If the Primary Guarantor has not complied with the Financial Covenants applicable to it set out in Clause 20.1 (Primary Guarantor Financial Covenants), give details of non-compliance, whether non-compliance is continuing and any steps taken to remedy non-compliance:]

Parent Guarantor Financial Covenant

The Parent Guarantor [has/has not] complied with the Financial Covenant applicable to it set out in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants).

[If the Parent Guarantor has not complied with the Financial Covenant applicable to it set out in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants), give details of non-compliance, whether non-compliance is continuing and any steps taken to remedy non-compliance:]

Borrower Financial Covenant

The Borrower [has/has not] complied with the Financial Covenant applicable to it set out in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants).

[If the Borrower has not complied with the Financial Covenant applicable to it set out in Clause 20.2 (Parent Guarantor and Borrower Financial Covenants), give details of non-compliance, whether non-compliance is continuing and any steps taken to remedy non-compliance:]

Signed:

Director of

[Parent Guarantor/Primary Guarantor/Borrower]

[Endorsed by the Parent Guarantor

Director of Parent Guarantor]

SCHEDULE 9

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	3 p.m., three Business Days prior to the Utilisation Date (in relation to a Utilisation Request)

or

a Selection Notice (Clause 9.1 (Selection of Interest Periods))	3 p.m., three Business Days prior to the end of the current Interest Period (in relation to a Selection Notice)

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	5 p.m., three Business Days prior to the Utilisation Date (in relation to a Utilisation Request)

LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

SCHEDULE 10

FORM OF CONFIDENTIALITY UNDERTAKING

From:	[Existing Lender]

To:

[insert name of Potential Lender]

Re:

Borrower:	BMS Omega Bermuda Holdings Finance Ltd (the “Borrower”).

Guarantors:	BMS Pharmaceutical Netherlands Holdings B.V. (the “Primary Guarantor”), Bristol-Myers Squibb Company (the “Parent Guarantor”) and Bristol-Myers Squibb Luxembourg International SCA.

Facility:	US$ 2,500,000,000 Term Loan Facility

Dear Sirs

We understand that you are considering acquiring an interest in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us and the Borrower of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

Should you decide not to acquire an interest in the Facility, you shall return to us all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or transfer) a direct interest in the Facility or (b) (where (a) does not apply) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers nor (except as provided in the Facility) the members of the Group or any of their officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us and the Borrower in relation to the information which is the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between you, us and the Borrower.

8.	Material Non-public Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive or material non-public information and that the use of such information may be regulated or prohibited by applicable legislation, including legislation relating to insider dealing, and you undertake to use any Confidential Information only in accordance with your compliance policies and contractual obligations and applicable law, including United States federal and state securities laws.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of, and may be enforced and relied upon by, the Borrower, the Guarantors and each other member of the Group.

10.	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group other than the Borrower to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the English law and the parties submit to the non-exclusive jurisdiction of the English court, [which shall have jurisdiction over all litigations relating to the present undertaking].

12.	Definitions

In this Confidentiality Undertaking (including the acknowledgement set out below) capitalised terms not defined in this paragraph have the meanings attributed to them in the Facility Agreement. To the extent of any inconsistency between a term defined in this Confidentiality Agreement and in the Facility Agreement, the term as defined in this Confidentiality Agreement shall prevail and:

“Confidential Information” means any information relating to the Borrower, the Guarantors, the Group, and the Facility including, without limitation, the information package, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with us or the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Facility Agreement” means the agreement entered into in relation to the provision of the Facility to the Borrower;

“Group” means the Parent Guarantor and its subsidiaries from time to time;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

[Existing Lender]

To:	[Existing Lender]:

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SIGNATORIES

The Borrower

Signed by: RODERICK FORREST duly authorised

for and on behalf of BMS OMEGA BERMUDA HOLDINGS FINANCE LTD.

in the presence of: IAN STONE

Borrower’s Address: Chancery Hall, 52 Reid Street, Hamilton HM12, Bermuda

Fax: 441 292 8899

Attention: Roderick Forrest

The Original Guarantors

Signed for and on behalf of

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ E.M. DWYER	By:	/s/ SANDRA LEUNG

Name:	E.M. Dwyer	Name:	Sandra Leung

Title:	V-P Treasurer	Title:	Vice President and Corporate Secretary

Signed for and on behalf of

BMS PHARMACEUTICALS NETHERLANDS HOLDINGS B.V.

By:	/s/ M.E. DOESWIJK
Name:	M. E. Doeswijk
Title:	Director
Date:	August 5th, 2005

BRISTOL-MYERS SQUIBB LUXEMBOURG INTERNATIONAL SCA

Represented By:	/s/ MR PATRICK VAN DENZEN
Name:	Mr Patrick Van Denzen
Title:	Authorized Officer

Signed by: RODERICK FORREST duly authorised

for and on behalf of BRISTOL-MYERS SQUIBB SIGMA FINANCE LIMITED in the presence of:

Witness: IAN STONE

The Arrangers

BNP PARIBAS

By:	/s/ SIMON ALLOCCA	By:	/s/ MARK WATERS
Name:	Simon Allocca	Name:	Mark Waters

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ KIERAN RYAN
Name:	Kieran Ryan
Title:	Senior Director, Loan Markets

The Agent

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ TONY BENNETT
Name:	Tony Bennett
Title:	Associate Director

Address: LONDON CORPORATE SERVICE CENTRE

PO BOX 39952

3RD FLOOR

21/2 DEVONSHIRE SQUARE

LONDON EC2M 4XJ

Fax: +44 20 7615 7673

Attention: LOANS ADMINISTRATION - AGENCY

The Original Lenders

BNP PARIBAS IRELAND

By:	/s/ FRANCOIS VAN DEN BOSCH	By:	/s/ DEIRDRE GEOGHEGAN
Name:	Francois Van Den Bosch	Name:	Deirdre Geoghegan
Title:	Head Of Territory	Title:	Head Of Offshore

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ IAIN STEWART
Name:	Iain Stewart
Title:	Senior Vice President

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ MICHAEL STARMER-SMITH	By:	/s/ ANDREAS BUBENZER
Name:	Michael Stramer-Smith	Name:	Andreas Bubenzer
Title:	Managing Director	Title:	Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ JEFFREY WIESER
Name:	Jeffrey Wieser
Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD., NY BRANCH

By:	/s/ SPENCER HUGHES
Name:	Spencer Hughes
Title:	Authorized Signatory

ABN AMRO BANK N.V.

By:	/s/ ROBERT H. STEELMAN	By:	/s/ KEVIN LEGALLO
Name:	Robert H. Steelman	Name:	Kevin Legallo
Title:	Director	Title:	Assistant Vice President

BANCO SANTANDER CENTRAL HISPANO, S.A.

By:	/s/ FRANK G. ENGLISH, IV	By:	/s/ KAREN WAGNER
Name:	Frank G. English, IV	Name:	Karen Wagner
Title:	Managing Director Global Corporate Banking	Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ CRAIG MURLLESS
Name:	Craig Murlless
Title:	Senior Vice President

BARCLAYS BANK PLC

By:	/s/ ALISON MCGUIGAN
Name:	Alison Mcguigan
Title:	Associate Director

CALYON

By:	/s/ P. SHARP	By:	/s/ GLEN BARNES
Name:	P. Sharp	Name:	Glen Barnes
Title:	Chief Analyst	Title:	Deputy Head, Risk Management

CITIBANK, N.A.

By:	/s/ CHRISTOPHER L. SNIDER
Name:	Christopher Ll. Snider
Title:	Vice President, GRB Consumer And Healthcare

FORTIS BANK SA/NV

By:	/s/ INGE VAKTSKJOLD	By:	/s/ GEOFF MURISON
Name:	Inge Vaktskjold	Name:	Geoff Murison
Title:	Director	Title:	Director

JPMORGAN CHASE BANK

By:	/s/ STEPHANIE PARKER
Name:	Stephanie Parker
Title:	Vice President

MIZUHO CORPORATE BANK (USA)

By:	/s/ RAYMOND VENTURA
Name:	Raymond Ventura
Title:	Senior Vice President

MORGAN STANLEY BANK

By:	/s/ DANIEL TWENGE
Name:	Daniel Twenge
Title:	Vice President

SANPAOLO IMI S.p.A.

By:	/s/ CATHY R. LESSE	By:	/s/ RENATO CARDUCCI
Name:	Cathy R. Lesse	Name:	Renato Carducci
Title:	Vice President	Title:	General Manager

UBS AG, LONDON BRANCH

By:	/s/ A. SUDLOW	By:	/s/ J. CAMPBELL
Name:	A. Sudlow	Name:	J. Campbell
Title:	Executive Director	Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ JEANETTE A. GRIFFIN
Name:	Jeanette A. Griffin
Title:	Director

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	/s/ GIAMPAOLO CONSIGLIERE	By:	/s/ HECTOR O. VILLEGAS
Name:	Giampaolo Consigliere	Name:	Hector O. Villegas
Title:	Vice President	Title:	Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ CIARAN DOYLE	By:	/s/ GARETH MAGEE
Name:	Ciaran Doyle	Name:	Gareth Magee
Title:	Deputy Manager	Title:	Manager

WILLIAM STREET CREDIT CORPORATION

By:	/s/ MARK WALTON
Name:	Mark Walton
Title:	Assistant Vice President

BANCA MONTE DEI PASCHI DI SIENA S.P.A

By:	/s/ PIERO MANFRIANI
Name:	Piero Manfriani
Title:	Senior Executive Vice President

BANCA INTESA S.p.A., LONDON BRANCH

By:	/s/ STEPHEN BYRNE	By:	/s/ UZLIWDA HARRIS
Name:	Stephen Byrne	Name:	Uzliwda Harris
Title:	Manager	Title:	Manager

THE BANK OF NEW YORK

By:	/s/ THOMAS J. MCCORMACK
Name:	Thomas J. McCormack
Title:	Vice President